Exhibit 99.1

Nevro Announces Filing of Petitions for Inter Partes Review of

U.S. Patent No. 8,359,102

Menlo Park, Calif., May 11, 2015 - Nevro Corp. (NYSE:NVRO), a medical device company that has developed and commercialized an innovative, evidence-based neuromodulation platform for the treatment of chronic pain, announced that it had learned today that a unit of Boston Scientific Corporation has filed with the U.S. Patent and Trademark Office two petitions for inter partes review challenging the validity of U.S. Patent No. 8,359,102 (the ‘102 patent). The ‘102 patent is one of Nevro’s 52 issued U.S. patents directed to Nevro’s innovations in the neuromodulation field. Nevro intends to vigorously defend its intellectual property in this matter.

About Nevro

Headquartered in Menlo Park, California, Nevro is a medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza® spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10™ therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Investor Relations Contact:

Westwicke Partners

Lynn Pieper

(415) 202-5678

Lynn.pieper@westwicke.com